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                                                                      EXHIBIT 21


                         Subsidiaries of the Registrant

         The following is a list of all subsidiaries of First Equity Properties, Inc., the state or other jurisdiction of organization or incorporation and the names under which such subsidiaries do business (indention means direct parent relationship):



                                                  Jurisdiction of
                                                  Organization or
         Name of Entity                            Incorporation

*First Equity Properties, Inc.                        Nevada

Carmel Realty, Inc.                                   Texas

Regis Management Corporation (formerly
Williamsburg Management Corporation)                  Nevada









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* First Equity Properties, Inc. is also the holder of 99% limited partner interest in Carmel Realty Services, Ltd., a Texas limited partnership.